ONEIDA LTD.



                          EMPLOYEE STOCK PURCHASE PLAN










                        Amended and Restated May 29, 2002

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                                   ONEIDA LTD.

                          EMPLOYEE STOCK PURCHASE PLAN

         1.       Purpose of Plan

                  The purpose of the Oneida Ltd. Employee Stock Purchase Plan (the "Plan") is to grant eligible employees an attractive opportunity to acquire a proprietary interest in Oneida Ltd. (the "Corporation") and thereby provide those employees with an added incentive to increase the earnings of the Corporation and encourage them to remain in the employ of the Corporation or its designated subsidiaries. The Plan is intended to meet the requirements of an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code.

         2.       Shares

                  There shall be 2,700,000 shares of authorized but unissued $1.00 par value common stock of the Corporation (the "common stock") available for purchase under the Plan, subject to adjustment as set forth in Section 15.

         3.       Offering

                  Each employee of the Corporation and the subsidiaries who meets the eligibility requirements of Section 4 on July 1, 1970 and on each succeeding July 1 during which the Plan is in effect (each of which is hereinafter referred to as an "offering date") shall be entitled to purchase in the manner and on the terms herein provided whole shares of common stock at the purchase price set forth in Section 5 with amounts paid or withheld pursuant to Sections 8 and 9 during the period commencing on the offering date and ending at the close of business on the last business day of the following June.

                  Notice of each offering shall be given by the Corporation to all eligible employees shortly after each offering date. Such notice shall include the number of shares which each eligible employee may purchase pursuant to Section 6, the purchase price per share determined as of the offering date, the formula for determination of the purchase price, and the expiration date of the offering.

         4.       Eligible Employees

                  Only persons who have been regular full-time employees of the Corporation or such wholly-owned subsidiaries of Oneida Ltd. (herein called the "Subsidiaries") as may be designated from time to time by the Oneida Ltd. Board of Directors, for three months prior to each offering date shall be eligible to participate in the Plan for the offering which commences on such date; provided, however, that any person who, on an offering date, is deemed for purposes of
Section 423(b)(3) of the Internal Revenue Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or a subsidiary, shall not be eligible to participate in the Plan. A regular full-time employee is one who is scheduled to work more than twenty hours per week and whose customary employment is for more than five months in any one calendar year.


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         5.       Purchase Price

                  The price of common stock per share for an offering under the Plan will be an amount equal to 90% of the fair market value of the stock on the offering date, or 90% of the fair market value of the stock on the exercise date, whichever amount is less, provided that in no event shall such price be less than the par value of such stock. The price to employees outside the United States will be that sum in the currency in which they are paid which will be sufficient at the prevailing rate of exchange on the exercise date to produce the United States dollar price of the shares.

         6.       Number of Shares an Employee May Purchase

                  An eligible employee may purchase during any offering hereunder one share of common stock for each $250 unit or major fraction thereof of his compensation. Compensation shall mean:

                           (a) for an eligible employee with 18 months or more
of service prior to the offering date, his earnings for the previous calendar year as determined from such employee's Wage and Tax Statement on Form W-2 issued by the Corporation or its Subsidiaries or from the Statement of Remuneration paid for Income Tax and Canada Pension Plan Purposes on Form T4 Supplementary issued by a Canadian subsidiary. W-2 earnings shall include 401(K) Savings Plan contributions and exclude imputed income.

                           (b) for an eligible employee with less than 18
months' service but at least 12 months' service prior to the offering date, his total earnings during the 12-month period immediately following the date of his employment.

                           (c) for an eligible employee with less than 12
months' service prior to the offering date, his earnings from his date of employment through June 30th.

         The determination of a participant's compensation shall be made by the Corporation and such determination shall be final.

         Notwithstanding the foregoing, in the event that on any offering date the aggregate number of shares which would otherwise be offered to eligible employees pursuant to this Section exceeds the number of shares remaining available for purchase hereunder, the number of shares to be offered to each employee on such offering date shall be reduced on a pro rata basis, as determined by the Corporation, so that the aggregate number of shares offered to all eligible employees does not exceed the number of shares remaining available for purchase.

         7.       Method of Participation

                  An eligible employee for an offering hereunder may become a participant in the Plan by filing appropriate notice thereof at any time during such offering period.


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         8.       Payment for Shares - Lump Sum

                  A participant may, at any time during an offering, elect to make an immediate purchase of some or all of the shares of common stock offered to him pursuant to Section 6 by filing appropriate notice thereof designating the number of full shares to be purchased, which shall be accompanied by a lump sum payment in cash, certified check or bank draft covering the purchase price of the shares. In such event, subject to the limitations set forth in Section 6, the participant shall buy and the Corporation shall sell such number of shares on the exercise date. For the purpose of this Section, exercise date shall be the date of receipt of the notice referred to in this Section and the lump sum payment.

         9.       Payment for Shares - Payroll Deductions

                  A participant may, at any time during an offering, elect to make a deferred purchase of some or all of the shares of common stock offered to him pursuant to Section 6 by filing appropriate notice thereof designating the number of full shares to be purchased, which shall include an authorization to make payroll deductions from the participant's compensation.

                  Such authorization shall authorize the Corporation or the Subsidiaries to withhold substantially equal amounts from each payment of the participant's compensation commencing with the first full payroll period after receipt of such authorization and ending not later than the date of expiration of the offering. The amount of such deductions shall be sufficient, based on the purchase price of the shares calculated as of the offering date, to accumulate the total purchase price of the shares subscribed for within the offering period. In no event shall the amount of such deductions be less than $2 per week or $5 semi-monthly, as applicable.

                  Amounts deducted from a participant's compensation shall be credited to a stock purchase account maintained in his name. A participant may at any time increase the amount of his authorized payroll deductions and make additional payments in cash, certified check or bank draft to be credited to his stock purchase account. No interest shall accrue or be payable to any participant with respect to any amounts credited to his stock purchase account.

                  If, as of any exercise date, there is credited to the stock purchase account of a participant an amount at least equal to the purchase price of the shares subscribed for pursuant to this Section, subject to the limitations set forth in Section 6, the participant shall buy and the Corporation shall sell such number of shares on such exercise date. Any remaining balance credited to the participant's stock purchase account shall then be refunded to him. For the purpose of this Section, exercise date shall be the first day of each month during an offering and the date on which such offering expires.

                  A participant who has made an election pursuant to this Section, may, at any time by filing appropriate notice, make an additional election to purchase additional shares pursuant to the provisions of this Section.

                  A participant who has made an election pursuant to this Section may at any time withdraw from the Plan by filing appropriate notice thereof, in which event the entire amount credited to his stock purchase account will be refunded to him. Any participant who so withdraws from the Plan may not authorize further payroll deductions during the current offering.


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                  Upon expiration of an offering, any remaining balance credited to a participant's stock purchase account shall be refunded to him.

         10.      Issuance of Stock Certificates

                  The shares of common stock purchased by a participant on an exercise date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such exercise date. Prior to that time, none of the rights or privileges of a stockholder of the Corporation shall exist with respect to such shares.

                  As soon as practicable after each such exercise date, the Corporation shall issue and deliver a certificate for the number of shares of common stock purchased by a participant on such date, which certificate shall be registered in the participant's name.

         11.      Termination of Employment

                  If a participant retires pursuant to a retirement plan or policy of the Corporation or the Subsidiaries or dies during an offering, the participant shall buy and the Corporation shall sell the largest number of whole shares of common stock which can be purchased with any amount credited to his stock purchase account as of the date of retirement or death. Any remaining balance in his stock purchase account shall be refunded to him or his legal representative.

                  Upon the retirement or death of an eligible employee during an offering, the employee or his legal representative may, pursuant to Section 8, elect to purchase any number of shares which such employee had a right to purchase under this Plan within 3 months of his retirement or death, but in no event after the expiration of the offering.

                  Upon any other termination of employment of an eligible employee during an offering, any amount credited to his stock purchase account shall be refunded to him and his right to purchase shares under the Plan shall terminate.

         12.      Limitation on Rights to Purchase

                  Anything herein to the contrary notwithstanding, if at any time when any person is entitled to complete the purchase of any shares pursuant to this Plan, taking into account such person's rights, if any, to purchase stock under all other stock purchase plans of the Corporation and of any subsidiary, the result would be that during the current calendar year such person would have first become entitled to purchase under this Plan and all such other plans a number of shares of stock which would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Internal Revenue Code, then the number of shares which such person shall be entitled to purchase pursuant to this Plan shall be reduced by the number which is one more than the number of shares which represents the excess.


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         13.      Rights Not Transferable

                  Rights under this Plan are exercisable only by the eligible employee during his lifetime and are not transferable by him other than by will or the laws of descent and distribution.

         14.      Administration of the Plan

                  The Plan will be administered by the Corporation under the policies and regulations established by the Corporation's Board of Directors and Executive Committee. In administering the Plan, the Corporation reserves the right to determine any questions which may arise regarding the interpretation and application of the Plan's provisions, and to make, administer and interpret such rules and regulations regarding the Plan as it may deem advisable. Any interpretation, construction or determination made by the Corporation relating to the Plan shall be binding and conclusive.

         15.      Recapitalization and Effect of Certain Transactions

                  The aggregate number of shares of common stock available for purchase under the Plan as provided in Section 2, the maximum number of shares which a participant may purchase in any offering as provided in Section 6, and the calculation of the purchase price per share as provided in Section 5 shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares or other increase or decrease in such shares, effected without receipt of consideration by the Corporation.

                  Subject to any required action by the stockholders, if the Corporation shall be the surviving or resulting corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of stock of the Corporation; but a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving or the resulting corporation, shall cause the Plan and any offering hereunder to terminate and any amount credited to the stock purchase account of a participant shall be refunded to him.

         16.      Amendment and Termination of the Plan

                  The Corporation's Board of Directors may, at any time or from time to time, alter or amend the Plan in any respect, except that without approval of the stockholders, no amendment may (i) change the number of shares available for purchase under the Plan other than as provided in Section 15 hereof, (ii) reduce the purchase price per share as defined in Section 5, or
(iii) change the definition of eligible employees as set forth in Section 4.

                  The Corporation's Board of Directors shall have the right to terminate the Plan at any time. In the event of the termination of the Plan, any amount credited to the stock purchase account of a participant shall be refunded to him.

         17.      Notice

                  Any notice which an eligible employee files or any payment which a participant makes pursuant to this Plan shall be in appropriate form and shall be delivered by hand or mail, postage prepaid, to his payroll department.


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